EXHIBIT 99.1

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Korn/Ferry Announces Additional $50 Million Stock Repurchase Program

LOS ANGELES – November 5, 2007 – Korn/Ferry International (NYSE:KFY), the premier global provider of executive search, outsourced recruiting and leadership development solutions, today announced that its board of directors at a telephonic meeting on November 2, 2007, approved the additional repurchase of up to $50 million of Korn/Ferry stock in a common stock repurchase program. Korn/Ferry previously approved stock repurchases in the aggregate amount of $125 million. The shares may be repurchased from time to time in open market transactions or privately negotiated transactions at Korn/Ferry’s discretion, subject to market conditions and other factors.

“Given our confidence in the firm’s growth prospects and strong cash flows, we believe the repurchase of Korn/Ferry stock provides a very attractive and tax effective way to return capital to our shareholders,” said Gary D. Burnison, Chief Executive Officer of Korn/Ferry International. “After three years of strategic operational re-engineering, reinvestment in the business, recruitment efforts and technology, our Board feels that we can continue to return cash to shareholders while maintaining substantial balance sheet strength to invest in our business.”

Adding to the repurchase program will not affect Korn/Ferry’s ability to invest in new products and solutions and other opportunities to fuel growth in the years ahead. “We truly believe that clients are increasingly turning to fewer service providers for their expanding talent management needs. Being a trusted advisor to our clients so that they will continue to choose us as one of their key service providers demands that we continually strive to bring new and improved offerings to market,” said Mr. Burnison

About Korn/Ferry International

Korn/Ferry International, with more than 70 offices in 35 countries, is the premier provider of executive search, outsourced recruiting and leadership development solutions. Based in Los Angeles, the firm partners with clients worldwide to deliver unparalleled senior-level search, management assessment, coaching and development, and recruitment outsourcing services through its Futurestep subsidiary. For more information, visit the Korn/Ferry International Web site at www.kornferry.com or the Futurestep Web site at www.futurestep.com.

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties which are beyond the control of Korn/Ferry. Forward-looking statements include, without limitation, statements regarding the repurchase of Korn/Ferry stock, stock price, future growth and projected financial performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could influence the matters discussed in certain forward-looking statements contained in this release include the timing and amount of revenues that may be recognized by Korn/Ferry, continuation of current revenue and expense trends, absence of unforeseen changes in Korn/Ferry’s markets, legal and regulatory changes, and general changes in the economy (particularly in the markets served by Korn/Ferry). For a detailed description of risks and uncertainties that could affect Korn/Ferry, please refer to Korn/Ferry’s periodic filings with the Securities and Exchange Commission. Korn/Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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